Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-198979) of Applied Genetic Technologies Corporation pertaining to the Applied Genetic Technologies Corporation 2011 Stock Incentive Plan, 2013 Equity and Incentive Plan and the 2013 Employee Stock Purchase Plan, and

(2)	Registration Statement (Form S-3 No. 333-225286) of Applied Genetic Technologies Corporation

of our report dated September 10, 2018, with respect to the financial statements and schedule of Applied Genetic Technologies Corporation included in this Annual Report (Form 10-K) of Applied Genetic Technologies Corporation for the year ended June 30, 2018.

/s/ Ernst & Young LLP

Tampa, Florida

September 10, 2018